UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2016

VIACOM INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32686	20-3515052
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1515 Broadway, New York, NY	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 258-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01         Entry into a Material Definitive Agreement.

On June 13, 2016, Viacom Inc. (“Viacom”) entered into an indemnification agreement with each of Philippe P. Dauman, Viacom’s Executive Chairman, President and Chief Executive Officer, and George S. Abrams, a member of Viacom’s Board of Directors (together, the “Agreements”). The Agreements were approved in advance by a committee comprised of independent members of the Board of Directors.

Under the Agreements, Viacom will pay or promptly reimburse Mr. Dauman’s and Mr. Abrams’ costs and expenses (including attorney’s fees, expert witness fees and fees of public relations and other consultants) actually and reasonably incurred in connection with (1) the lawsuit filed by Messrs. Dauman and Abrams on May 23, 2016 in the Probate and Family Court in Norfolk County, Massachusetts, seeking to invalidate their removal as Trustees of the Sumner M. Redstone National Amusements Trust (the “Trust”), as directors of National Amusements, Inc. (“NAI”) and as managers of certain subsidiaries of NAI (the “Purported Removal Action”), as previously reported, and (2) the petition filed on May 23, 2016 by attorneys for Sumner M. Redstone, Chairman Emeritus of Viacom, in the Superior Court of California, Los Angeles County, seeking the court’s confirmation of the validity of the Purported Removal Action, also as previously reported.

Under the Agreements, each of Mr. Abrams and Mr. Dauman is required to repay to Viacom (1) all amounts received from Viacom to the extent it is finally determined by a court of competent jurisdiction that, in instituting the Massachusetts lawsuit, he acted in breach of his fiduciary or other duties to Viacom or that he has not acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of Viacom and (2) any amounts received after taking reasonable steps, as required under the Agreements, to seek recoupment or other economic recovery of costs and expenses related to the subject matter of the Massachusetts and California lawsuits from the Trust and NAI as authorized under the respective governing documents of, and agreements with, those entities.

The foregoing summary of the Agreements is qualified in its entirety by the text of the Agreements, copies of which will be filed as exhibits to Viacom’s Form 10-Q for the quarter ending June 30, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIACOM INC.

By:	/s/ Michael D. Fricklas
	Name:	Michael D. Fricklas
	Title:	Executive Vice President, General Counsel and Secretary

Date: June 17, 2016